Exhibit 99.1
FROM:
Newtek Business Services Corp.
http://www.thesba.com
Investor Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@thesba.com
Public Relations
Contact: Simrita Singh
Telephone: (212) 356-9566 / ssingh@thesba.com

Newtek Business Services Corp. Forecasts Paying an Annual Cash Dividend of $21.8 Million in 2016

Represents a 4.3% Increase over the 2015 Annual Dividend
NEW YORK, January 4, 2016 - Newtek Business Services Corp. (“Newtek” or the “Company”) (NASDAQ: NEWT), an internally managed business development company (“BDC”), today announced that it presently forecasts paying an annual cash dividend of approximately $21.8 million, or $1.50(1) per share (based on 14.5 million shares outstanding at December 31, 2015) in 2016. The forecasted 2016 annual dividend represents a 4.3% increase over the 2015 annual dividend of $20.9 million.
The Company’s board of directors expects to maintain a dividend policy with the objective of distributing quarterly distributions in an amount that approximates at least 90% to 98% of the Company’s annual taxable income.
Barry Sloane, Chairman, President and Chief Executive Officer said, “We are pleased to announce our current forecast of a 4.3% increase in our annual dividend in 2016 compared to our annual dividend in 2015. Our annual 2016 dividend forecast of $1.50 per share is intended to provide the market a base forecast to follow our progress throughout 2016.”

Mr. Sloane continued, “In 2015 we paid shareholders dividends of $4.05 per share, including the special dividend paid on December 31, 2015, which helped generate a total return for the year of approximately of 25%.  In addition, shareholders will receive our fourth quarter dividend of $0.40 per share payable January 19, 2016 to shareholders of record on January 7, 2016.  As a reminder, with the payment of the special dividend on December 31, 2015, stockholders of record on November 18, 2015 received 1.8 million newly issued shares of common stock, which, if held as of the January 7, 2016 record date, will also receive the fourth quarter dividend.  We look forward to providing additional details on our dividend forecast, as well as the overall progress and performance of Newtek during our 2015 full year earnings conference call.”

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. The full year 2015 and 2016 dividends are presently forecasted to be paid from the Company’s annual taxable income.

(1)	The dividend will be paid in cash or shares of the Company's Common Stock through participation in the Company's dividend reinvestment program (the “DRIP”), at the election of shareholders.

About Newtek Business Services Corp.

Newtek Business Services Corp., The Small Business Authority®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to over 100,000 SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s products and services include: Business Lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable Financing, The Secure Gateway, The Newtek Advantage™, Insurance Services, Web Services, Data Backup, Storage and Retrieval and Payroll.
The Small Business Authority® is a registered trade mark of Newtek Business Services Corp., and neither are a part of or endorsed by the U.S. Small Business Administration.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “forecast,” “projected,” “believes,” “plans,” “intends,” “expects,” “projects,” “continuing”, “potentially”, “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the forecasts, plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/.

For more information, please visit the following websites:
www.thesba.com

Contacts:

Newtek Business Services Corp.
Barry Sloane
Chairman and CEO
212-356-9500
bsloane@thesba.com

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